UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 13, 2006

iCAD, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-9341	02-0377419
(Commission File Number)	(IRS Employer Identification No.)

4 Townsend West, Suite 17, Nashua, New Hampshire	03063
(Address of Principal Executive Offices)	(Zip Code)

(603) 882-5200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
Item 3.02 Unregistered Sales of Equity Securities

On June 13, 2006 iCAD, Inc. (the “Company”) borrowed $2,000,000 from its Chairman of the Board of Directors, Mr. Robert Howard, pursuant to its existing Loan Agreement with Mr. Howard, under which Mr. Howard has agreed to advance funds to the Company, or to provide guarantees of advances made by third parties in an amount up to $5,000,000. The Loan Agreement expires March 31, 2007, subject to extension by the parties. Outstanding advances are collateralized by substantially all of the assets of the Company and bear interest at prime interest rate plus 1% (9.00% at June 13, 2006). Notwithstanding the current expiration date of Loan Agreement, Mr. Howard has stated that he does not intend to request repayment of the amounts due to him under the Loan Agreement prior to March 31, 2008. Mr. Howard is entitled to convert outstanding advances made by him under the Loan Agreement into shares of the Company's common stock at any time based on the outstanding closing market price of the Company's common stock at the lesser of the market price at the time each advance is made (which was $1.45 for the $2,000,000 advance referred to above ) or at the time of conversion. However, Mr. Howard has agreed that while the Loan Agreement exists he will not convert any outstanding advances under the Loan Agreement into shares of the Company’s common stock that would exceed the available shares for issuance defined as the authorized shares of the Company’s common stock less issued and outstanding common shares less any reserved shares for outstanding convertible preferred stock, non-employee warrants and non-employee stock options

On June 19, 2006, the Company agreed to borrow $300,000 from its Chief Executive Officer, Mr. Kenneth Ferry, pursuant to a Note Purchase Agreement (“Agreement”) and to be evidenced by a 7% Convertible Promissory Note (“Note”). The Note will mature on June 20, 2008, subject to the right of Mr. Ferry to accelerate payment upon the Company filing for or being adjudicated bankrupt or insolvent. Mr. Ferry may convert the principal and accrued and unpaid interest under the Note into shares of the Company’s common stock at a price of $1.50 per share, which conversion price is subject to adjustment under certain circumstances such as common stock splits, or combinations or common stock dividends.  Mr. Ferry has also agreed that he will not convert any principal amount or accrued and unpaid interest outstanding under the Note into shares of the Company’s common stock that would exceed the number of shares of the Company’s common stock then available for issuance defined as the authorized shares of the Company’s common stock less issued and outstanding common shares less any reserved shares for outstanding convertible preferred stock, non-employee warrants and non-employee stock options.

The convertible securities referred to in the two paragraphs above were or will be issued in private transactions pursuant to exemptions from registration under Section 4(2) of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

iCAD, INC. (Registrant)

By:	/s/ Annette Heroux
Annette Heroux
Vice President of Finance, Chief Financial Officer

Date: June 19, 2006